Exhibit 99.1

CEO’s Year End Statement

Dear Stockholders,

It is my hope that you and your loved ones are healthy and that you are enjoying this holiday season, with hopes toward a safer 2021.

This past year has been pivotal for Kaya Holdings as we continue to execute our strategic plan to secure our place as a leader in the cannabis sector and claim our share of market value.

We have the history. KAYS was the very first publicly-held touch-the-plant cannabis company to trade on a U.S. exchange. We began at a time when authority reaction to cannabis photos in an SEC Annual Report on Form 10-K could not be fully measured. We were there at the dawn of an industry emerging from the black market, through the grey market and into a new, highly regulated and rapidly evolving environment.

We have the experience. KAYS has spent the past 7 years – and relatively minor amounts of money – (a) honing its cannabis retailing concept and operational guidelines, (b) developing commercial scale cannabis cultivation protocol for greenhouse and indoor environments while experimenting with hundreds of strains, and (c) formulating and designing 18 proprietary brands of cannabis and cannabis products. The Company used its vertical loop to gain knowledge and experience in strain preferences, product favorites, product requirements, brand efficacy, selection and product mix, and pricing variants. We studied operational protocol for stress points as we increased size and scope and made operational adjustments to mitigate risks.

We have the opportunities. As we honed our skills we sought out opportunities in places we thought had the potential to be long-term cannabis centers. We wanted inroads to the European market – clearly the Cannabis 2.0 epicenter - and we wanted access to technologies and know-how that improved upon and formalized our more anecdotal understandings. Our Greek and Israeli projects, upon their completion, have the potential to provide KAYS with significant production capacity, direct access to the EU market and a front row seat to cutting Israeli technologies.

The first wave of legal cannabis enterprises (“Cannabis 1.0”) delivered all the benefits and deficits Round One of an exciting new industry with incredible potential inevitably creates. As Cannabis 1.0 comes to an end – with leading companies merging, retracting operations, and struggling under tremendous debt, KAYS is actually uniquely positioned – with great opportunities and no real debt burden – to assume its position as a cannabis industry leader.

We have always tried to position the company for the future even while knowing that we would need to resist temptations to join the hype wagon, withstand the criticisms for missed chances because of our cautious pace, and risk losing relevancy by not actively seeking the limelight. Our understanding of the future of the cannabis industry and what we need to have in place to be sustainable and profitable have guided us. Interestingly, BDC Analytics, a Colorado based cannabis research company, in their report, “Cannabis Industry Investment Essentials” listed 5 areas of proficiency that will serve as the foundation of the future cannabis industry. They were:

1. Large Scale Production

Our Greek project, has the potential upon completion to provide up to 225,000 square feet of cannabis canopy, and our Israeli project, when completed will have 500,000 square feet of cannabis canopy.

2. Production & Extraction

The Greek and Israeli projects, upon completion, are both planned to have 80,000 square foot processing and extraction facilities – for a combined 160,000 square feet of production facilities.

3. Brands

KAYS has developed products and corresponding brands for a variety of extracted cannabis oil products, a wide selection of infused foods and treats, creams and topicals, beverages, and a cannabis nutraceutical.

4. Distribution

The Greek farm has to potential to provide us with unfettered uninhibited access to the EU market, and the Greek entity has already signed 4 purchase agreements with EU based distributors. The Israeli venture has 2 distributor purchase agreements in place.

5. Retail

KAYS has operated its Kaya Shack™ retail brand for more than 6 years. Plans are in place for franchise offerings in Israel and the United States. The paperwork for the Canadian franchise program is complete and the Company will resume franchise efforts there post-COVID.

During this coming year – 2021 – we expect to advance our international and U.S. based projects to solidify our place in the cannabis industry and allow us to exploit openings in the market as new markets emerge and once dominant market forces fade.

We spent the past 7 years positioning ourselves for this moment. Perhaps we were too quiet, and certainly we did not effectively communicate our progress – a weakness we plan to rectify with Zoom Updates to focus on specific projects. The first of these Zoom Updates, focusing on our Greek project, will be announced soon, and I hope everyone can attend and assist in spreading the word that “Here Comes KAYS”.

Wishing you and your loved one a safe, healthy, prosperous and joyous 2021.

Be well,

Craig Frank

CEO

Kaya Holdings, Inc.

Fort Lauderdale, Florida

December 31, 2020